UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.     )

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CYTODYN INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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CYTODYN INC.

5 Centerpointe Drive, Suite 400

Lake Oswego, Oregon 97035

(971) 204-0382

November 16, 2012

Dear Shareholder:

Over the past eight weeks we have been focused on accomplishing several significant developments at CytoDyn. These activities have included:

—	Completing the acquisition of PRO 140 from Progenics Pharmaceuticals; and

—	Solidifying our Company’s leadership position in monoclonal antibody therapy development for the treatment of HIV.

One of our main focuses moving forward will be the continued development of PRO 140, a humanized monoclonal antibody (mAb) targeting the CCR5 receptor for the treatment and prevention of HIV. With the addition of PRO 140, which has received FDA approval to do a late Stage II clinical development, CytoDyn now owns two cell-specific monoclonal antibodies under development for treatment of HIV, the other being Cytolin, an earlier stage humanized monoclonal antibody that targets a cell attachment protein called CD11a. These two antibodies fall into an emerging new class of treatments known as entry inhibitors that represent an entirely new approach to treating HIV. These new treatment options not only hold the potential to help reduce the impact of HIV globally, but also will be instrumental in helping us differentiate from our competitors.

To promote the innovative work CytoDyn is doing, we recently launched a communications initiative, which kicked off with the refresh of the Company’s website (now live at www.cytodyn.com) and a number of media announcements, including the acquisition of PRO 140 and relocation of our headquarters to Oregon. Also, as you are aware, CytoDyn’s Board of Directors recently put in place a new management team including myself as the Company’s new Interim President and CEO and Dr. Richard Trauger as the new Chief Scientific Officer.

We are confident about the direction that CytoDyn is now headed. Our Company has weathered difficult times and is now poised to pursue science and business opportunities that will benefit both patients in need of these therapies and our shareholders. We believe our Company embodies a unique opportunity to impact the HIV/AIDS problem facing the world.

To discuss these and other developments, we will be holding our 2012 annual shareholders meeting at 5 p.m. Pacific Time on Wednesday, December 12, 2012, at the Red Lion Hotel on the River – Jantzen Beach, 909 N. Hayden Drive, Portland, Oregon 97217.

Matters to be presented for action at the meeting include the election of directors, approval of the CytoDyn Inc. 2012 Equity Incentive Plan and ratification of the selection of our independent auditors. We will also act on such other business as may properly come before the meeting or any postponements or adjournments thereof.

George Dembow, Ronald Tropp and Kenneth Van Ness are not standing for re-election at the annual meeting. Ron has been a director of the Company for more than seven years and George for more than four years, while Ken has been a director since June 2010 and served as Chief Executive Officer from December 2010 until September 2012. We extend our heartfelt thanks to each of them for their valuable contributions to the Company and its shareholders.

We look forward to conversing with those of you who are able to attend the meeting in person. Whether or not you can attend, it is important that you sign, date, and return your proxy as soon as possible. If you are a shareholder of record and attend the meeting in person, you may revoke your proxy and vote at the meeting if you wish.

Sincerely,
Nader Pourhassan
Interim President and Chief Executive Officer

CYTODYN INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

December 12, 2012

You are invited to attend the annual meeting of shareholders (the “Annual Meeting”) of CytoDyn Inc., a Colorado corporation (the “Company”), to be held at the Red Lion Hotel on the River – Jantzen Beach, 909 N. Hayden Island Drive, Portland, Oregon 97217, on Wednesday, December 12, 2012, at 5:00 p.m., Pacific Time.

Only shareholders of record at the close of business on November 9, 2012, will be entitled to notice of and to vote at the Annual Meeting or any postponements or adjournments thereof.

The Annual Meeting is being held to consider and vote on the following matters:

1.	Election of seven directors;

2.	Ratification of the selection of Pender Newkirk & Company LLP as the Company’s independent registered public accounting firm for the fiscal year ending May 31, 2013;

3.	Approval of the CytoDyn Inc. 2012 Equity Incentive Plan; and

4.	The transaction of any other business as may properly come before the Annual Meeting or any postponements or adjournments thereof.

Please sign and date the accompanying form of proxy and return it promptly in the enclosed postage-paid envelope to avoid the expense of further solicitation. If you are a shareholder of record and attend the Annual Meeting, you may revoke your proxy and vote your shares in person.

By Order of the Board of Directors

Andrew T. Libby, Jr.
Chief Financial Officer and Secretary

Lake Oswego, Oregon

November 16, 2012

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON DECEMBER 12, 2012:

The proxy statement for the 2012 annual meeting of shareholders and 2012 annual report to shareholders are available at www.cytodyn.com.

CYTODYN INC.

PROXY STATEMENT

2012 ANNUAL MEETING OF SHAREHOLDERS

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of CytoDyn Inc., a Colorado corporation (the “Company”), to be voted at the annual meeting of shareholders to be held on December 12, 2012 (the “Annual Meeting”), and any postponements or adjournments thereof. The proxy statement and accompanying form of proxy were first mailed to shareholders on approximately November 19, 2012.

VOTING, REVOCATION, AND SOLICITATION OF PROXIES

Solicitation of Proxies.  The enclosed proxy is solicited by and on behalf of the Board, with the cost of solicitation borne by the Company. Solicitation may also be made by directors and officers of the Company without additional compensation for such services. In addition to mailing proxy materials, the directors, officers and employees may solicit proxies in person, by telephone or otherwise.

Voting.  When a proxy in the accompanying form is returned properly signed and dated, the shares represented by the proxy will be voted at the Annual Meeting in accordance with the instructions specified in the spaces provided in the proxy. If no instructions are specified, the proxies will be voted FOR Proposals 1, 2 and 3. If a shareholder of record attends the Annual Meeting, he or she may vote in person. If you hold shares through a broker or nominee (that is, in “street name”), please follow their directions on how to vote your shares.

A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not have discretionary voting power with respect to the matter being considered and has not received instructions from the beneficial owner. Banks and brokers acting as nominees are not permitted to vote proxies for the election of directors or approval of compensation plans without express voting instructions from the beneficial owner of the shares. As such, it is particularly important that you provide voting instructions to your bank, broker or other nominee.

Revocation of Proxies.  Proxies may be revoked by written notice delivered in person or mailed to the Corporate Secretary of the Company or by filing a later-dated proxy prior to a vote being taken on the election of directors at the Annual Meeting. Attendance at the Annual Meeting will not automatically revoke a proxy.

OUTSTANDING VOTING SECURITIES AND QUORUM

Shareholders of record as of the close of business on November 9, 2012, are entitled to one vote at the Annual Meeting for each share of Common Stock of the Company (“Common Stock”) then held by each shareholder. As of that date, the Company had 29,992,309 shares of Common Stock issued and outstanding. The presence, in person or by proxy, of at least a majority of the total number of outstanding shares of Common Stock entitled to vote constitutes a quorum at the Annual Meeting. Abstentions and broker non-votes, if any, will be considered present for purposes of determining the presence of a quorum.

PROPOSAL 1 - ELECTION OF DIRECTORS

The directors will be elected at the Annual Meeting to serve until the next annual meeting of shareholders and until their successors are elected and qualify. Our Articles of Incorporation and Bylaws authorize the Board to set the number of positions on the Board within a range of one to nine. Although the number of positions is currently set at eight, by resolution adopted on October 9, 2012, the Board has reduced the number of positions on the Board to seven effective at the commencement of the Annual Meeting. Vacancies on the Board, including vacancies resulting from an increase in the number of positions, may be filled by the Board for a term ending with the next annual meeting of shareholders and when a successor is duly elected and qualifies.

The seven nominees for election as directors at the Annual Meeting who receive the highest number of affirmative votes will be elected, provided that a quorum is present at the Annual Meeting. Shareholders are not permitted to cumulate their votes for the election of directors. Votes may be cast for or withheld from the directors as a group, or from any individual nominee. Votes that are withheld and broker non-votes will have no effect on the outcome of the election.

The Board recommends that the shareholders vote FOR each of the nominees named below to serve as a director until the next annual meeting of shareholders and his successor is duly elected and qualifies. If for some unforeseen reason a nominee should become unavailable for election, the proxy may be voted for the election of such substitute nominee as may be designated by the Board.

The following table sets forth information with respect to each person nominated for election as a director, including their current principal occupation or employment and ages as of November 9, 2012.

Name	Age	Principal Occupation

Nader Pourhassan, Ph.D.	49	Interim President and Chief Executive Officer, Director

Richard Trauger, Ph.D.	57	Chief Scientific Officer, Director

Anthony D. Caracciolo	58	Retired Senior Vice President of Gilead Sciences, Inc.

Gregory A. Gould, CPA	46	Chairman of the Board of CytoDyn Inc.

Allan M. Green, M.D., Ph.D., J.D.	68	Co-Managing Director of SDG, LLC, a consulting firm to the pharmaceutical industry

Jordan Naydenov	51	Vice President and Treasurer of Milara, Inc., a provider of stencil and screen printing systems

Michael Nobel, Ph.D.	72	Fellow at Tokyo Institute of Technology

The experience, qualifications, attributes and skills of each nominee, including his business experience during the past five years, are described below.

Nader Pourhassan.  On September 10, 2012, the Board appointed Dr. Pourhassan to serve as the Company’s interim President and CEO. On September 24, 2012, the Board appointed Dr. Pourhassan as a director. Dr. Pourhassan was employed by the Company as its Chief Operating Officer from May 2008 until June 30, 2011, at which time Dr. Pourhassan accepted a position as the Company’s Managing Director of Business Development. Before joining the Company, Dr. Pourhassan was an instructor of college-level engineering at The Center for Advanced Learning, a charter school in Gresham, Oregon, from June 2005 through December 2007. Dr. Pourhassan immigrated to the United States in 1977 and became a U.S. citizen in 1991. He received his B.S. degree from Utah State University in 1985, his M.S. degree from Brigham Young University in 1990 and his Ph.D. from the University of Utah in 1998. Dr. Pourhassan brings to the Board his deep knowledge of the Company’s operations and industry. He also contributes his business, leadership and management experience.

Below is information regarding certain legal proceedings involving Dr. Pourhassan:

(i) On May 3, 2006, in Superior Court of Washington for Clark County Case No. 204227D, Dr. Pourhassan was convicted of a felony domestic violence court order violation. Dr. Pourhassan pled guilty to violation of the provisions of a protection order by contacting his former spouse via email with communication intended for his son. Dr. Pourhassan performed community service, paid a fine of $100, served 24 months of probation and was ordered to comply with the protection order.

(ii) On June 9, 1986, in the First District Court in Logan, Utah, Dr. Pourhassan was convicted of a third-degree felony of theft by deception for overdrawing his bank account by approximately $100. Dr. Pourhassan was placed on one-year probation.

(iii) Dr. Pourhassan filed for Chapter 7 Bankruptcy in 1991 in Salt Lake City, Utah, case number 91-24348, and in 2001 in Portland, Oregon in case number 01-36712-elp7.

Richard Trauger.  Effective August 23, 2012, the Board appointed Dr. Trauger to serve as the Company’s Chief Scientific Officer. He was appointed as a director on October 10, 2012. Dr. Trauger previously served as the Company’s Managing Director of Science beginning in January 2011. He is responsible for all aspects of the Company’s Research and Development programs including the design and execution of all scientific research. Dr. Trauger has over 20 years of experience in the HIV/AIDS space. From July 15, 2009 through January 1, 2011, Dr. Trauger was a consultant for Search For A Cure and ICBI, specializing in activities directed towards the commercialization of monoclonal antibodies for the treatment of disease. Dr. Trauger was the Senior Director of Infectious Disease and Cancer for Hollis-Eden Pharmaceuticals, Inc. (“Hollis-Eden”) from August 26, 2001 through July 1, 2008, where his primary focus in infectious disease was HIV, influenza and malaria. His primary focus in cancer was prostate and breast cancer. Dr. Trauger also served as project leader for Hollis Eden’s lead cancer compound for the treatment of prostate and breast cancer, Hollis Eden’s scientific liaison to the business development group, and project leader for the trauma program. Dr. Trauger received his Ph.D. from the University of South Carolina School of Medicine in 1986 in biomedical science, specializing in retrovirology. Dr. Trauger brings his extensive medical background and expertise to the Board. Dr. Trauger also brings a unique insight as a result of his scientific understanding and research abilities.

Anthony D. Caracciolo.  On December 15, 2011, the Board appointed Mr. Caracciolo as a director. Mr. Caracciolo was recommended for the Board’s consideration by the Company’s then Chief Executive Officer, Mr. Van Ness. Mr. Caracciolo has over 30 years of experience in the pharmaceutical sciences. He was formerly employed at Gilead Sciences, Inc. (“Gilead”), a research-based biopharmaceutical company that discovers, develops and commercializes innovative medicines in areas of unmet medical need, from 1997 until retiring in October 2010. During his tenure, Mr. Caracciolo served as Senior Vice President, Manufacturing and Operations and was a senior member of Gilead’s executive committee, which was responsible for the strategic and operational direction of Gilead. During Mr. Caracciolo’s tenure at Gilead, Gilead grew from 300 employees to approximately 4,000 worldwide, with commercial activities in 38 countries. In addition, Gilead’s sales rose from $200 million to over $7 billion. While at Gilead, Mr. Caracciolo was responsible for directing operational and strategic initiatives for two manufacturing sites, development of a portfolio of contract manufacturing organizations, production of over 50 percent of Gilead’s commercial products, information technology, compliance assurance associated with aseptic processing, product development, optimization, technology transfers, and supervision of over 600 employees at six global locations. Prior to Gilead, Mr. Caracciolo was Vice President of Operations for Bausch and Lomb’s pharmaceutical division. Before joining Bausch and Lomb, he held various management positions at Sterling Drug for over 13 years. Mr. Caracciolo received a B.S. degree in Pharmaceutical Science from St. John’s University in 1978. Mr. Caracciolo brings to the Board knowledge of the Company’s operations and extensive experience in management and the biotech industry.

Gregory A. Gould.  Mr. Gould has been a director since March 20, 2006 and has been Chairman of the Board since July 2012. Mr. Gould was the interim President and CEO of SeraCare Life Sciences, Inc. (“SeraCare”), beginning in July 2011, as well as Chief Financial Officer of SeraCare from August 2006 and Secretary from November 2006, in each case until

April 2012. Prior to 2006, Mr. Gould held executive positions, including Chief Financial Officer, with Atrix Laboratories, Inc., an emerging specialty pharmaceutical company focused on advanced drug delivery, and Colorado MEDtech, a high tech software development, product design and manufacturing company. Mr. Gould holds a B.S. in Business Administration from the University of Colorado, Boulder and is a Certified Public Accountant in the State of Colorado. He brings biotech and public company M&A experience, as well as financial expertise, to the Board through his prior employment.

Allan M. Green.  Dr. Green is a physician, lawyer and research scientist with experience as an operating officer in the pharmaceutical industry. He has been a practicing physician and is board certified in internal medicine and nuclear medicine. He is a former Medical Director of New England Nuclear/DuPont Medical Products and has been actively involved in several start-up ventures in the pharmaceutical industry. He served as President of the Biotechnology Data Group in Cambridge, Massachusetts, and as a consultant to a number of major pharmaceutical companies and investors in the industry. Dr. Green is a Principal in Ground Fluor Pharmaceuticals, Inc., a startup company, and Co-Managing Director of SDG, LLC, in Cambridge, Massachusetts, a consulting organization supporting the U.S. Food and Drug Administration (“FDA”)-regulated industry. Through his position at SDG, LLC, since 2011, Dr. Green has advised the Company regarding FDA regulatory requirements for two of the Company’s products. His legal practice focuses on the needs of the FDA-regulated industry. Dr. Green has successfully represented many American and foreign clients in their relationships with the FDA. He serves as external counsel to a number of nonprofit foundations and hospitals involved in medical research. He is Adjunct Professor of Law and teaches Food and Drug Law at Boston College Law School. He was formerly an Instructor at Harvard Medical School and on the medical staffs of Massachusetts General Hospital and Boston Medical Center. Dr. Green brings his 30 years’ experience developing new drug products and specific experience in the development of new anti-retroviral drugs to the Board. Additionally, Dr. Green brings his FDA knowledge on the regulation of new drug products.

Jordan Naydenov. Mr. Naydenov has been a director of the Company since June 2009. Mr. Naydenov immigrated to the U.S. in 1982 from Bulgaria where he was a competitive gymnast. Mr. Naydenov purchased a gymnasium, Naydenov Gymnastics, which he parlayed into a successful business and sold in 2005. Since 2001, he has served as Vice President and a director of Milara, Inc., and since 2006 he has served as Treasurer of Milara, Inc., and a director of Milara International. Milara Inc. and Milara International are leading providers of stencil and screen printing systems for the surface mount and semiconductor industries. Mr. Naydenov brings leadership skills and significant management experience to the Board.

Michael Nobel.  Dr. Nobel has extensive experience in assisting and launching new companies in the fields of medical diagnostics and treatment and medical technology transfer from inventions to commercial product, as well as supervision of such companies. Dr. Nobel has served as a director of BSD Medical Corporation (“BSD”) since January 1998 and is a member of BSD’s audit, corporate governance, nominating, and compensation committees. Dr. Nobel participated in the introduction of magnetic resonance imaging as European Vice President of Fonar Corp. He is founder and trustee of the Nobel Sustainable Trust Foundation and chairman of Nobel Charitable Trust Foundation (Asia). From 1991 to 2007, Dr. Nobel served as the Executive Chairman of the MRAB Group, which he co-founded, a company providing diagnostic imaging services in Sweden. From August 2005 until June 2008, Dr. Nobel served as a director of WorldSpace Corp. He has also been a consultant to Unesco in Paris and the United Nations Social Affairs Division in Geneva. Dr. Nobel is chairman or a board member of several international companies in medical diagnostics, treatment and information systems. In the academic field, Dr. Nobel was guest professor at the Solutions Science Research Centre in the Tokyo Institute of Technology from 2007 to 2012. Today he is a fellow at the same institute. Dr. Nobel’s qualifications to serve on the Board include, among others, his expertise in medical diagnosis and treatment, his extensive business and financial experience, and his service on several public company boards.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

The Board held 14 meetings in fiscal 2012. During fiscal 2012, each director attended at least 75 percent of the total number of the meetings of the Board and the meetings held by each committee of the Board on which he served during his tenure on such committee or the Board.

Board Leadership Structure

The Board believes that the Board leadership structure, which reflects the separation of the Chairman and Chief Executive Officer positions, serves the best interests of the Company and its shareholders by giving an independent director a direct and significant role in establishing priorities and the strategic direction and oversight of the Company. The Board believes that the manner in which it oversees risk management at the Company has not affected its leadership structure.

The Board’s Role in Risk Oversight

The Company’s management is responsible for identifying, assessing and managing the material risks facing the Company. The Board generally oversees risk management practices and processes and, either as a whole or through the Audit Committee and other board committees, periodically discusses with management strategic and financial risks associated with the Company’s operations, their potential impact on the Company, and the steps taken to manage these risks.

While the Board is ultimately responsible for risk oversight, the Board’s committees assist the Board in fulfilling its oversight responsibilities in certain areas of risk. In particular, the Audit Committee focuses on financial and enterprise risk and discusses with management and the Company’s independent registered public accounting firm the Company’s policies and practices with respect to risk and particular areas of risk exposure. The Nominating and Governance Committee oversees recruitment of potential director nominees and succession planning for the Company’s executive positions. The Compensation Committee monitors the Company’s incentive compensation programs to assure that management is not encouraged to take actions involving excessive risk.

Code of Ethics

We have adopted a Code of Ethics for our Senior Executive Officers (the Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, Chief Scientific Officer, Treasurer and Controller (or persons performing similar functions)), as well as a Code of Business Conduct and an Insider Trading Policy for the Company. Copies of these governing documents, as well as the committee charters described below, are available on our website at www.cytodyn.com.

Director Independence

In determining director independence, the Company uses the definition of independence set out in Rule 5605(a)(2) of the listing standards of The Nasdaq Stock Market (the “NASDAQ Rules”). The Board has determined that Messrs. Carraciolo, Gould, and Naydenov are independent under the NASDAQ rules in that each is not, and has not been, an executive officer or employee of the Company and does not otherwise have a relationship which, in the opinion of the Board, would interfere with his exercise of independent judgment in carrying out the responsibilities of a director. The Board has also determined that Michael Nobel, a nominee for election as a director at the Annual Meeting, is independent as defined in the NASDAQ Rules. The Company is not a “listed issuer” as that term is used in Regulation S-K Item 407 adopted by the SEC.

Audit Committee

Our Audit Committee Charter was adopted by the Board of Directors and became effective on November 2, 2011. The primary role of the Audit Committee is to oversee the financial reporting and disclosure process. The Audit Committee is responsible for overseeing the work done by the Company’s independent auditors and reviewing and discussing with management and the independent auditors the adequacy and effectiveness of the Company’s financial reporting process, the annual audited financial statements, and the results of the annual audit. Although the Audit Committee did not meet formally during fiscal 2012, committee members reviewed the Company’s financial statements with the auditors following the end of each fiscal quarter prior to their inclusion in reports filed with the SEC.

The Audit Committee is presently composed of directors Gregory A. Gould, Chair, Anthony Caracciolo, George F. Dembow, Jordan Naydenov and Ronald J. Tropp. Mr. Gould is a “financial expert” as defined in Regulation S-K Item 407(d)(5)(ii) adopted by the Securities and Exchange Commission (the “SEC”). During fiscal 2012, the independent members of our Audit Committee, Messrs. Caracciolo, Gould and Naydenov, also met the additional independence and experience requirements of the SEC and the NASDAQ Rules applicable specifically to members of the Audit Committee.

Compensation Committee

Our Compensation Committee Charter was adopted by the Board on October 26, 2012. The Compensation Committee reviews and approves the Company’s overall compensation philosophy and determines base salaries and other forms of compensation to be paid to executive officers, including decisions as to cash incentive compensation, grants of options and other stock-based awards. The Compensation Committee is also responsible for making recommendations to the Board with respect to new compensation plans, including incentive compensation plans and equity-based plans. The Compensation Committee held two meetings during fiscal 2012. The current members of the Compensation Committee are Messrs. Caracciolo (chair), Dembow, Gould, Naydenov, and Tropp. No other directors served on the Compensation Committee during fiscal 2012.

Nominating and Governance Committee

Our Nominating and Governance Committee Charter was adopted by the Board on October 26, 2012. The Nominating and Governance Committee identifies individuals qualified to become members of the Board, makes recommendations to the Board with regard to the size and composition of the Board and Board committees, and evaluates the Board and its members. The Nominating and Governance Committee also assists the Board in developing succession and continuity plans for principal officer positions. The current members of the Nominating and Governance Committee are Messrs. Naydenov (chair), Caracciolo and Gould. The Nominating and Governance Committee met once during fiscal 2012.

The Nominating and Governance Committee does not have any specific, minimum qualifications for director candidates. In evaluating potential director nominees, the committee will consider:

—	Demonstration of ethical behavior;
—	Positions of leadership that demonstrate the ability to exercise sound judgment in a wide variety of matters;
—	The candidate’s ability to commit sufficient time to the position;
—	The candidate’s understanding of the Company’s business and operations; and
—	The need to satisfy independence requirements relating to Board composition.

The Nominating and Governance Committee relies on its annual evaluations of the Board in determining whether to recommend nomination of current directors for re-election. The Nominating and Governance Committee has not hired a third-party search firm to date, but has the authority to do so if it deems such action to be appropriate. It does not have a policy in place for considering diversity in identifying nominees for director.

The Nominating and Governance Committee will consider director candidates recommended by shareholders for nomination in the same manner as other director candidates presented to the committee. Shareholders wishing to submit a candidate for consideration should do so by sending the candidate’s name, biographical information, business and educational experience and qualifications, as well as the candidate’s signed written consent to be considered as a nominee and agreement to serve as a director if nominated and elected, to: Nominating and Governance Committee Chair, CytoDyn Inc., 5 Centerpointe Drive, Suite 400, Lake Oswego, Oregon 97035.

COMPENSATION OF DIRECTORS

Beginning with the 2012 second fiscal quarter, each director who was not an employee of the Company was entitled to receive: (i) $20,000 in annual compensation, paid quarterly, with 50% of such compensation consisting of cash ($10,000) and 50% consisting of unrestricted stock grants with a value of $2,500 based on the stock trading price at the end of each quarter; (ii) additional annual cash retainers for committee chairs and committee members ranging from $2,500 to $10,000; (iii) between $250 to $1,000 for each Board meeting attended, depending on the length of the meeting; and (iv) annual grants of 25,000 non-qualified stock options to vest over 12 months in quarterly installments from the anniversary date of the grant, subject to the Company’s performance.

The following table sets forth certain information regarding the compensation earned by or awarded to each non-employee director during fiscal 2012.

Name:	Cash Fees(2)	Stock Options(3)	Stock Total Awards(3)	Total

Allen D. Allen (1)	-	-	-	-

Anthony D. Caracciolo	$13,159	$ 8,987	$4,615	$ 26,761

George F. Dembow	21,114	62,510	7,500	91,124

Gregory A. Gould	35,125	62,510	7,500	105,135

Jordan Naydenov	19,919	62,510	7,500	89,929

Ronald J. Tropp	20,125	62,510	7,500	90,135

(1)	Mr. Allen ceased to be a director on July 1, 2011.

(2)	Of the amounts shown, the following amounts have been paid, and the balance has been accrued but not paid: Mr. Caracciolo, $5,159; Mr. Dembow, $13,739; Mr. Gould, $22,750; Mr. Naydenov, $11,294; and Mr. Tropp, $12,750.

(3)	Stock and option awards represent the grant date fair value of the awards pursuant to FASB ASC Topic 718, as described in Note 5 to the Company’s audited financial statements in the Company’s Form 10-K filed with the SEC on August 22, 2012.

Stock options held by each non-employee director at May 31, 2012, were as follows:

Anthony D. Caracciolo	11,543
George F. Dembow	125,000
Gregory A. Gould	275,000
Jordan Naydenov	125,000
Ronald J. Tropp	285,000

STOCK OWNERSHIP BY PRINCIPAL SHAREHOLDERS

AND MANAGEMENT

Beneficial Ownership Table

The following table sets forth the beneficial ownership of our Common Stock as of November 9, 2012, by (i) each person or entity who is known by us to own beneficially more than 5% of the outstanding shares of Common Stock, (ii) each of our directors and nominees for election as a director, (iii) each of our executive officers, and (iv) all of our current directors and executive officers as a group.

Name And Address of Beneficial Owner (1)	Number of Shares (2)	Percent of Total (2) (3)
Owners of more than 5%
Jordan Naydenov	4,372,422 (4)	13.2%

C. David Callaham	4,384,666 (5)	13.1%

Kenneth J. Van Ness	3,202,645 (6)	10.2%

Craig Bordon	3,176,468 (7)	9.6%

Rajaee Trust Dated 4-23-99	2,666,668 (8)	8.2%

Ismail Abdul Fattah	1,579,334 (9)	5.1%

Directors, Nominees and Executive Officers:

Jordan Naydenov	4,372,422 (4)	13.2%

Kenneth J. Van Ness	3,202,645 (6)	10.2%

Nader Z. Pourhassan	1,107,795 (10)	3.6%

George F. Dembow	432,538 (11)	1.4%

Ronald J. Tropp	296,155 (12)	*

Gregory A. Gould	289,072 (13)	*

Richard Trauger	175,000 (14)	*

Anthony D. Caracciolo	75,144 (15)	*

Andrew T. Libby, Jr.	0	-

Allan M. Green	0	-

Michael Nobel	0	-

All Current Directors and Executive Officers as a Group (9 persons)	9,950,771	27.8%

*  Less than 1% of the outstanding shares of Common Stock.

(1) Unless otherwise indicated, the business address of each director and executive officer is c/o CytoDyn Inc., 5 Centerpointe Drive, Suite 400, Lake Oswego, Oregon 97035.

(2) Shares of Common Stock subject to options, warrants or other convertible securities that are exercisable or convertible currently or within 60 days of November 9, 2012 are deemed outstanding for purposes of computing the number of shares beneficially owned and percentage ownership of the person or group holding such options, warrants or convertible securities, but are not deemed outstanding for computing the percentage of any other person.

(3) Percentages are based on 29,992,309 shares of Common Stock outstanding.

(4) Includes (i) 1,273,389 shares of Common Stock directly held, (ii) warrants exercisable for 1,636,533 shares of Common Stock, (iii) a note convertible into 1,333,333 shares of Common Stock, and (iv) 129,167 shares of Common Stock subject to options.

(5) Includes: (i) 453,000 shares of Common Stock directly held by Mr. Callaham; (ii) 25,000 shares of Common Stock beneficially owned by Mr. Callaham’s wife, (iii) 25,000 shares of Common Stock subject to options held by Mr. Callaham; (iv) 60,000 shares of Series B Preferred Stock held by Mr. Callaham that are convertible into 600,000 shares of Common Stock; (v) notes held by Mr. Callaham that are convertible into 1,266,666 shares of Common Stock; (vi) warrants held by Mr. Callaham that are exercisable for 1,266,666 shares of Common Stock; (vii) 315,000 shares held in Callaham & Callaham, a partnership of which Mr. Callaham is a general partner; (viii) notes held by Callaham & Callaham that are convertible into 216,667 shares of Common Stock; and (ix) warrants held by Callaham & Callaham that are exercisable for 216,667 shares of Common Stock. The address of C. David Callaham and Callaham & Callaham is 10804 NE Highway 99, Vancouver, Washington 98686-5655.

(6) Includes 1,927,645 shares of Common Stock held in the name of Greenwood Hudson Portfolio, LLC, of which Mr. Van Ness is the managing member, and 1,275,000 shares of Common Stock subject to options held by Mr. Van Ness. 1,927,645 shares of Common Stock held by Greenwood Hudson Portfolio, LLC are currently pledged to Bay Cities Bank as collateral for a $700,000 line of credit. Greenwood Hudson Portfolio, LLC may not have sole voting and dispositive control of these shares as a result of these pledge arrangements.

(7) Includes (i) 239,800 shares of Common Stock directly held by Mr. Bordon, (ii) warrants held by Mr. Bordon that are exercisable for 358,667 shares of Common Stock, (iii) notes held by Mr. Bordon that are convertible into 266,667 shares of Common Stock, (iv) warrants held by the Craig Bordon Trust that are exercisable for 20,000 shares of Common Stock, (v) warrants held by Nikitas Panayotou, a principal with Mr. Bordon in various entities including 3NT Management LLC and Evolution & Eware Holdings, LLC, that are exercisable for 359,667 shares of Common Stock, (vi) notes held by Mr. Panayotou that are convertible into 266,667 shares of Common Stock, (vii) warrants held by 3NT Management LLC that are exercisable for 800,000 shares of Common Stock, (viii) notes held by 3NT Management that are convertible into 800,000 shares of Common Stock, and (ix) warrants held by Evolution & Eware Holdings, LLC that are exercisable for 65,000 shares of Common Stock. The address of Mr. Bordon and the Craig Bordon Trust is 516 Loma Drive, Hermosa Beach, California 90254. The address of Nikitas Panayotou, 3NT Management LLC, Evolution & Eware Holdings, LLC, and related entities is 2200 Redington Road, Hillsborough, California 94010.

(8) Includes (i) notes convertible into 1,333,334 shares of Common Stock, and (ii) warrants exercisable for 1,333,334 shares of Common Stock. The address of the Rajaee Trust Dated 4-23-99 is 3281 E. Guasti Road, Suite 715, Ontario, California 91761.

(9) Includes (i) 326,000 shares of Common Stock directly held, (ii) notes convertible into 626,667 shares of Common Stock, and (iii) warrants exercisable for 626,667 shares of Common Stock. The address of Mr. Fattah is c/o AM Financials s.a.l., Chtaura Branch, Al-Mawarid Bank Building, 2nd Floor, Bekaa, Lebanon.

(10) Includes (i) 30,000 shares of Common Stock directly held by Dr. Pourhassan, (ii) 560,750 shares beneficially owned by Dr. Pourhassan’s wife, and (iii) 517,045 shares of Common Stock subject to options held by Dr. Pourhassan. 200,000 of the shares owned by Dr. Pourhassan’s wife have been pledged to secure a personal loan.

(11) Includes (i) 249,205 shares of Common Stock directly held, (ii) 5,000 shares of Series B Preferred Stock that are currently convertible into 50,000 shares of Common Stock, and (iii) 133,333 shares of Common Stock subject to options.

(12) Includes (i) 6,989 shares of Common Stock directly held and (ii) 289,166 shares of Common Stock subject to options.

(13) Includes (i) 11,989 shares of Common Stock directly held and (ii) 277,083 shares of Common Stock subject to options.

(14) Includes 175,000 shares of Common Stock subject to options held by Dr. Trauger.

(15) Includes (i) 54,949 shares of Common Stock directly held and (ii) 20,195 shares of Common Stock subject to options.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, officers and beneficial owners of more than 10% of our Common Stock to file reports of ownership and reports of changes in ownership with the SEC. Such persons are required by SEC regulations to furnish us with copies of all Section 16(a) reports they file. Based on a review of those reports, we are aware of two individuals who, during the fiscal year ended May 31, 2012, were officers, directors or 10% holders and who failed to file, on a timely basis, reports required by Section 16, as follows:

—	Mr. Naydenov, a director, filed one late Form 4 reporting one transaction on March 1, 2012.

—	Mr. Van Ness, an officer and director, filed one late Form 4 reporting one change in beneficial ownership on April 18, 2012.

—

MATTERS RELATING TO OUR

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Pender Newkirk & Company LLP (“Pender Newkirk”) was the Company’s independent registered public accounting firm with respect to its audited financial statements for the fiscal year ended May 31, 2012. Representatives of Pender Newkirk are not expected to be present at the Annual Meeting.

Board of Directors Pre-Approval Process, Policies and Procedures

The Board of Directors has established an Audit Committee composed of directors Gregory A. Gould, CPA, Anthony D. Caracciolo, George F. Dembow, Jordan Naydenov, and Ronald J. Tropp. The Audit Committee pre-approves all engagements for audit and non-audit services provided by the Company’s principal accounting firm, Pender Newkirk.

Pender Newkirk performed its audit procedures in accordance with our Audit Committee’s policies and procedures. Pender Newkirk informed our Audit Committee of the scope and nature of each service provided. No services were provided by Pender Newkirk during fiscal 2011 or fiscal 2012 other than audit, review, or attest services.

Fees Paid to Principal Independent Registered Public Accounting Firm

The aggregate fees billed during the fiscal years ended May 31, 2012 and 2011 for professional services rendered by Pender Newkirk for the audit of the financial statements included in our annual reports on Form 10-K and for the review of the interim condensed financial statements included in our quarterly reports on Form 10-Q were approximately $160,000 and $159,000, respectively. No other fees were paid to our principal accounting firm for services in fiscal 2011 or fiscal 2012.

AUDIT COMMITTEE REPORT

The Audit Committee met with management and the Company’s independent auditors, Pender Newkirk & Company LLP, to review the Company’s accounting functions and the audit process and to review and discuss the audited financial statements for the fiscal year ended May 31, 2012. The Audit Committee discussed and reviewed with Pender Newkirk the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, “Communications with Audit Committees.” Pender Newkirk has also provided to the Audit Committee the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding communications with the Audit Committee concerning independence. The Audit Committee discussed with Pender Newkirk the firm’s independence and considered whether the provision of services to the Company by Pender Newkirk is consistent with maintaining the firm’s independence.

Based on its review and discussions with management and the Company’s independent auditors, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended May 31, 2012, for filing with the Securities and Exchange Commission.

Submitted by the Audit Committee of the Board of Directors:

Gregory A. Gould (Chair), Anthony D. Caracciolo, George F. Dembow,

Jordan Naydenov, and Ronald J. Tropp

PROPOSAL 2 – RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected Pender Newkirk & Company LLP as the Company’s independent registered public accounting firm to examine the financial statements of the Company for the fiscal year ending May 31, 2013. Although the selection of independent auditors is not required to be submitted to a shareholder vote by the Company’s governance documents or applicable law, the Board has decided to ask the shareholders to ratify the selection. If the shareholders do not approve the selection of Pender Newkirk, the Audit Committee will reconsider its selection.

Provided that a quorum is present, the selection of Pender Newkirk as the Company’s independent auditors will be ratified if it receives the affirmative vote of a majority of the votes cast at the Annual Meeting. Shares that are not represented at the meeting and shares that abstain from voting on this proposal will have no effect on the outcome of the voting on this proposal.

The Board recommends that shareholders vote FOR ratification of the selection of Pender Newkirk & Company LLP as the Company’s independent registered public accounting firm for fiscal 2013.

PROPOSAL 3 – APPROVAL OF CYTODYN INC. 2012 EQUITY INCENTIVE PLAN

The CytoDyn Inc. 2012 Equity Incentive Plan (the “2012 Plan”), which was adopted by the Board on October 26, 2012, is being submitted for approval by the shareholders at the Annual Meeting. The 2012 Plan is intended to replace the Company’s 2004 Stock Incentive Plan (the “2004 Plan”), under which new grants of stock options will not be made. A copy of the 2012 Plan is attached to this proxy statement as Appendix A.

Description of the 2012 Equity Incentive Plan

The maximum number of shares of Common Stock as to which awards may be granted under the 2012 Plan is 3,000,000 shares. If an award under the 2012 Plan is canceled or expires for any reason prior to having been fully vested or exercised, is settled in cash in lieu of shares of Common Stock, or is exchanged for another award, all shares covered by such awards will be added back into the number of shares available for future awards under the 2012 Plan.

The 2012 Plan provides for the grant of stock options and other stock-based awards to the Company’s employees, non-employee directors, and outside consultants or advisers. No awards have been allocated or granted under the 2012 Plan as of the date of this proxy statement. As of November 9, 2012, two executive officers and three non-employee directors were considered eligible to participate in the 2012 Plan. The closing sale price for the Common Stock reported on the OTC Markets on November 9, 2012, was $1.45.

Available Awards Under the 2012 Equity Incentive Plan

The 2012 Plan will be administered by the Compensation Committee of the Board. The types of awards that may be granted by the Compensation Committee under the 2012 Plan include:

Options. Options to purchase Common Stock may be incentive stock options meeting the requirements of Section 422 of the Internal Revenue Code of 1986 (the “Code”), or nonqualified options which are not eligible for such tax-favored treatment. Up to 2,500,000 shares of Common Stock may be issued pursuant to incentive stock options under the 2012 Plan. Incentive stock options will conform with the statutory and regulatory requirements specified pursuant to Section 422 of the Code, as in effect on the date such incentive stock option is granted. Incentive stock options may not be granted under the 2012 Plan after December 12, 2022, and may only be granted to employees of the Company or one of its subsidiaries. If options intended to be incentive stock options are granted to a participant in excess of the $100,000 annual limitation set forth in Section 422(d)(1) of the Code, the options will be incentive stock options to the maximum extent allowed and will be nonqualified stock options as to any excess over that limitation. Incentive stock options must expire not more than 10 years from the date of grant. The 2012 Plan does not specify a maximum term for nonqualified options. The exercise price per share must be not less than 100% of the fair market value of a share of Common Stock on the date the option is granted for both incentive stock options and nonqualified options. Incentive stock options granted to a participant holding more than 10% of the Common Stock must expire not more than five years from the date of grant, and the exercise price per share must be not less than 110% of the fair market value of a share of Common Stock on the date the option is granted. The Company may not grant options to purchase more than 1,000,000 shares to a single individual during any calendar year.

Stock Appreciation Rights (“SARs”). A recipient of SARs will receive upon exercise an amount equal to the excess (or specified portion thereof) of the fair market value of a share of Common Stock on the date of exercise over the base price, multiplied by the number of shares as to which the rights are exercised. The base price will be designated by the Compensation Committee in the award agreement and may be equal to or higher than the fair market value of the Common Stock on the date of grant. Payment may be in cash, in shares of Common Stock, in other property, in any combination of the foregoing, or in any other form as the Compensation Committee may determine. SARs may be granted in connection with options or other awards or may be granted as independent awards. Not more than 1,000,000 SARs may be granted to a single individual during any calendar year.

Restricted Awards. Restricted awards may take the form of restricted shares or restricted units. Restricted shares are shares of Common Stock which are subject to such limitations as the Compensation Committee deems appropriate, including restrictions on sale or transfer or the achievement of specified performance goals. Restricted shares may be subject to forfeiture in the event the recipient terminates employment or service as a director or consultant during a specified period, or fails to meet designated performance goals, if any. Stock certificates representing restricted shares are issued in the name of the recipient but are held by the Company until the expiration of any restrictions, at which time the restrictive legends are removed from the stock certificates. Beginning with the date of issuance of restricted shares and prior to forfeiture, the recipient is entitled to the rights of a stockholder with respect to such shares, including voting and dividend rights. Shares issued as stock dividends will be subject to the same restrictions as the related restricted shares. The Company may not grant restricted share awards for more than 2,500,000 shares of Common Stock under the 2012 Plan.

Restricted units are awards of units equivalent in value to a share of Common Stock, which similarly may be subject to forfeiture if the recipient terminates employment or service as a director or consultant during a specified period, or fails to meet designated performance goals, if any. At the expiration of such period, payment is made with respect to restricted units in an amount equal to the value of the number of shares covered by the units. Payment may be in cash or unrestricted shares of Common Stock or in any other form approved by the Compensation Committee. The Compensation Committee will establish the terms and conditions of restricted units so that they will comply with or be exempt from the requirements of Section 409A of the Code.

Other Stock-Based Awards. The Compensation Committee may grant other awards that involve payments or grants of shares of Common Stock or are measured by or in relation to shares of Common Stock. The 2012 Plan provides flexibility to design new types of stock-based or stock-related awards to attract and retain employees, directors and consultants in a competitive environment.

Adjustments for Changes in Capitalization

In the event of a change in capitalization, the Compensation Committee will make such proportionate adjustments in the aggregate number of shares for which awards may be granted under the 2012 Plan, the maximum number of shares which may be awarded to any participant, and the number of shares covered by, and the exercise or base price of, any outstanding awards, as the committee in its sole discretion may deem appropriate. Other than adjustments made for changes in capitalization, at no time will the exercise price of an option or the base price of a SAR be lowered or otherwise repriced during the period of its exercisability.

Duration, Termination and Amendment of the 2012 Equity Incentive Plan

The 2012 Plan will remain in effect until December 12, 2022, or, if earlier, when awards have been granted covering all available shares under the 2012 Plan or the 2012 Plan is otherwise terminated by the Board. The Board may terminate the 2012 Plan at any time, but any such termination will not affect any outstanding awards. The Board may also amend the 2012 Plan from time to time, provided that no amendment may be made without shareholder approval if such approval is required by applicable law or the requirements of an applicable stock exchange or registered securities association.

Information Regarding Outstanding Stock Awards

Information regarding outstanding stock awards made to the Company’s non-employee directors and executive officers as of May 31, 2012, is included in this proxy statement under the headings “Director Compensation” and “Executive Compensation.” Drs. Pourhassan and Trauger have been granted stock options for 959,545 and 600,000 shares of Common Stock, respectively.

The following table sets forth information regarding outstanding options and rights and shares reserved for future issuance under our existing equity compensation plans as of May 31, 2012.

Equity Compensation Plan Information
Plan category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted- average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))

Equity compensation plans approved by security holders	3,658,500	$1.48	3,941,500

Equity compensation plans not approved by security holders (1)	6,669,164	$1.66	0

Total	10,327,664	$1.60	3,941,500

(1)	Represents warrants issued by the Company (i) in connection with previous issuances of debt and previous private placements of the Company’s securities, (ii) as consideration for certain consulting services provided to the Company, and (iii) as consideration for the release of certain claims against the Company, and also includes the issuance of options (i) prior to the adoption of the 2004 Stock Incentive Plan, (ii) to certain of our employees under existing agreements, and (iii) to compensate Board members for their service as directors.

Federal Income Tax Consequences of Awards

The 2012 Plan is intended to comply with or be exempt from the requirements of Section 409A of the Code, which governs deferred compensation. The 2012 Plan is also intended to comply with certain requirements contained in Section 162(m) of the Code, which relates to the deductibility by the Company of certain executive compensation for federal income tax purposes.

The following discussion summarizes the principal anticipated federal income tax consequences of grants of stock options and other awards under the 2012 Plan to participants and to the Company. The information in this proxy statement concerning federal income tax consequences is intended only for the general information of shareholders. Participants in the 2012 Plan should consult their own tax advisors, as the particular terms of individual awards and their specific circumstances likely will affect their particular income tax consequences.

Tax Consequences to Participants

Incentive Stock Options. Incentive stock options under the 2012 Plan are intended to meet the requirements of Section 422 of the Code. No taxable income results to a participant upon the grant of an incentive stock option or upon the issuance of shares when the option is exercised. The amount realized on the sale or taxable exchange of such shares in excess of the exercise price will be considered a capital gain, except that if such disposition occurs within one year after exercise of the option or two years after grant of the option, the participant will recognize compensation taxable at ordinary income tax rates measured by the amount by which the lesser of (a) the fair market value on the date of exercise or (b) the amount realized on the sale of the shares, exceeds the exercise price. For purposes of determining alternative minimum taxable income, an incentive stock option is treated as a nonqualified option.

Nonqualified Options. No taxable income is recognized upon the grant of a nonqualified option. In connection with the exercise of a nonqualified option, a participant will generally recognize ordinary compensation income (self-employment income for non-employee directors) in an amount equal to the difference between the fair market value of the shares acquired on the date of exercise and the exercise price. Any gain upon sale of the shares in excess of the fair market value of the shares on the date of exercise will be capital gain and any loss will be capital loss.

Payment of Exercise Price in Shares. The Compensation Committee may permit participants to pay all or a portion of the exercise price of stock options using previously-acquired shares of Common Stock. If an option is exercised and payment is made in previously held shares, there is no taxable gain or loss to the participant other than any gain recognized as a result of exercise of the option, as described above.

SARs. The grant of SARs to a participant will not cause the recognition of income by the participant. Upon exercise of a SAR, the participant will recognize ordinary income equal to the amount of cash payable to the participant plus the fair market value of any shares delivered to the participant.

Restricted Awards.  In the case of restricted awards, in general, a participant will not recognize any income upon issuance of an award. Generally, the participant will be required to recognize ordinary compensation income at the date or dates, if any, that shares vest in an amount equal to the value of such shares plus any cash received at the date of vesting. Taxable income generally is not recognized with respect to restricted units until the participant is entitled to delivery of the underlying shares.

Tax Consequences to the Company

To the extent participants qualify for capital gains treatment with respect to the sale of shares acquired pursuant to exercise of an incentive stock option, the Company will not be entitled to any tax deduction in connection with incentive stock options. In all other cases, the Company will be entitled to receive a federal income tax deduction at the same time and in the same amount as the amount which is taxable to participants as ordinary income with respect to awards.

Board Recommendation and Vote Required

The Board recommends a vote FOR approval of the 2012 Plan. If a quorum is present at the Annual Meeting, the proposal to approve the 2012 Plan will be approved if more votes are cast in favor of approval of the proposal than votes cast against approval. Abstentions and broker non-votes will have no effect on the outcome of this proposal.

EXECUTIVE OFFICERS OF THE COMPANY

In addition to Drs. Pourhassan and Trauger, whose backgrounds appear under “Proposal 1 - Election of Directors,” Andrew T. Libby, Jr., age 63, is an executive officer of the Company. The Board appointed Mr. Libby as the Company’s Chief Financial Officer and Corporate Secretary on April 8, 2011. Mr. Libby also continues to serve as the Senior Vice-President and Chief Financial Officer of the Tampa Housing Authority (“THA”), a position he has held since February 2007 (he also served THA in the same capacity from September 2003 to April 2005). From April 2005 until his return to THA in 2007, Mr. Libby was President of Financial Management Consultants, Inc., a consulting firm specializing in accounting, financial consulting and strategic planning for rapid growth pharmaceutical, nutritional research and vitamin distribution companies in Florida, Alabama, Nevada and California. Mr. Libby brings 35 years of diverse professional experience in managing financial and operational aspects of both private and public companies. Mr. Libby received an MBA and Post-Graduate Certificate in Accounting from the University of Tampa and BA degrees in both Accounting and Management from the University of South Florida. He also holds an active license in Florida as a Certified Public Accountant and is a Certified Internal Auditor.

EXECUTIVE COMPENSATION

Summary Compensation Table

SUMMARY COMPENSATION TABLE
Name and principal position (a)	Fiscal Year (b)	Salary ($)(c)	Bonus ($) (d)	Stock Awards ($)(e)(4)	Option Awards ($) (f)(4)	All other Compensation ($)(i)(5)	Total ($)(j)

Nader Z. Pourhassan, Chief Operating Officer (1)	2011 2012	200,000 210,417	- 100,000	184,500	- 777,549	500 6,313	385,000 1,094,279

Andrew T. Libby, Jr.	2011	12,000	-	-	-	-	-
Chief Financial Officer and Corporate Secretary (2)	2012	96,000	-	-	-	2,880	98,880

Kenneth J. Van Ness, President & Chief Executive Officer (3)	2011 2012	97,500 360,705	- 225,000	- -	509,000 1,946,699	1,250 11,985	607,750 2,544,389

(1) Dr. Pourhassan served as the Company’s Chief Operating Officer until June 30, 2011, when he ceased to be an executive officer and accepted a position as the Company’s Managing Director of Business Development. Dr. Pourhassan was appointed interim President and Chief Executive Officer of the Company in September 2012.

(2) The Board appointed Mr. Libby as the Company’s Chief Financial Officer and Corporate Secretary effective April 11, 2011.

(3) The Board appointed Mr. Van Ness as the Company’s President and Chief Executive Officer in December 2010. On September 10, 2012, Mr. Van Ness stepped down from that position.

(4) Stock awards and option awards represent the grant date fair value of the awards pursuant to FASB ASC Topic 718, as described in Note 5 to the Company’s audited financial statements in the Company’s Form 10-K filed with the SEC on August 22, 2012.

(5) The “All Other Compensation” column represents the Company’s contributions to the CytoDyn Inc. 401(k) Profit Sharing Plan during the 2011 and 2012 fiscal years.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth the number of shares of Common Stock covered by outstanding stock option awards that are exercisable and unexercisable for each of our named executive officers as of May 31, 2012. Stock awards and option awards represent the grant date fair value of the awards pursuant to FASB ASC Topic 718.

Outstanding Equity Awards at Fiscal Year-End
	Option Awards					Stock Awards
Name (a)	Number of securities underlying unexercised options (#) exercisable (b)	Number of securities underlying unexercised options (#) unexercisable (c)	Equity incentive plan awards: Number of securities underlying unexercised unearned options (#) (d)	Option exercise price ($) (e)	Option expiration date (f)	Number of shares or units of stock that have not vested (g)	Market value of shares or units of stock that have not vested ($) (h)	Equity incentive plan awards: Number of unearned shares, units or other rights that have not vested (i)	Equity incentive plan awards: Market or payout value of unearned shares, units or other rights that have not vested ($) (j)

Kenneth J. Van Ness (1)	175,000	325,000	-	$1.19	12/06/2020	-	-	-	-
	25,000	0	-	$1.20	9/22/2020
	0	1,500,000	-	$2.00	8/16/2016

Andrew T. Libby	-	-	-	-	-	-	-	-	-

Nader Z. Pourhassan(2)	208,333	91,667	-	$1.95	1/13/2014	-	-	-	-
	0	500,000	-	$2.00	7/31/2016
	54,545	0	-	$2.75	3/23/2017

(1) Mr. Van Ness was granted an option to purchase 500,000 shares of Common Stock on December 6, 2010. 175,000 of these options had vested as of May 31, 2012, with an additional 31,250 vesting quarterly until fully vested. Mr. Van Ness was granted an option to purchase 1,500,000 shares of Common Stock on April 16, 2012. See “Severance Agreement” below for information regarding modifications to the employee stock options granted to Mr. Van Ness.

(2) Dr. Pourhassan was granted an option to purchase 300,000 shares of Common Stock on April 24, 2010. 208,333 of these options had vested as of May 31, 2012, with an additional 8,333 vesting monthly until fully vested. Dr. Pourhassan was granted an option to purchase 500,000 shares of Common Stock on October 17, 2011. 125,000 of these shares vested on July 31, 2012, 125,000 vest July 31, 2013, and 31,250 vest quarterly through July 31, 2015.

Additional Compensation Information

Employee Pension, Profit Sharing or other Retirement Plans

Effective January 1, 2010, we adopted a profit sharing plan, qualifying under Section 401(k) of the Internal Revenue Code and covering substantially all of our employees. We match participants’ contributions in cash, not to exceed 3% of the participant’s total compensation. We do not have any other defined benefit pension plan, profit sharing or retirement plan.

Employment Agreement

Dr. Pourhassan was employed by the Company as its Chief Operating Officer beginning in May 2008. The Company entered into a Personal Services Agreement (the “Personal Services Agreement”) with Dr. Pourhassan dated August 4, 2008. The Personal Services Agreement provided for compensation to Dr. Pourhassan at an annual salary of $200,000. In addition, as incentive compensation, Dr. Pourhassan’s personal assistant and one additional person were each to receive 50,000 shares of Common Stock for every $500,000 in capital received by the Company through Dr. Pourhassan’s efforts. On October 11, 2011, Dr. Pourhassan and the Company entered into a Mutual Release and Personal Services Termination Agreement which relieved the Company of liability for any claims for compensation by Dr. Pourhassan under the Personal Services Agreement. See “Related Person Transactions” below for additional information.

Dr. Pourhassan and the Company subsequently entered into a new Employment and Non-Compete Agreement, as amended (the “Current Employment Agreement”). The Current Employment Agreement provided for an annual base salary of $225,000 in calendar 2012, but the parties mutually agreed to a reduced level of $146,250 beginning in June 2012 until further adjustment. Effective November 1, 2012, the Compensation Committee set Dr. Pourhassan’s base salary level at $255,000. The Current Employment Agreement also provides for an annual cash bonus in the discretion of the Board and for the option grant for 500,000 shares shown in the table above. The Current Employment Agreement includes non-compete and non-solicitation provisions for a period of two years following termination of Dr. Pourhassan’s employment with the Company for any reason.

Potential Payments Upon Termination or Change in Control

On July 25, 2012, the Company entered into a Transition Agreement with Mr. Van Ness (the “Transition Agreement”). The Transition Agreement provided that Mr. Van Ness would continue to carry out his responsibilities as President and CEO for a period that would end no later than October 16, 2012. On September 10, 2012, Mr. Van Ness stepped down from his position as President and CEO.

The Transition Agreement amended Mr. Van Ness’s Employment Agreement in certain respects and also provided that, in lieu of any compensation otherwise payable to Mr. Van Ness under the Employment Agreement, during the period beginning on July 18, 2012 through October 16, 2012 (the “Transition Period”), Mr. Van Ness would be paid a salary equal to $13,890 per month and would continue to receive the fringe benefits, indemnification and miscellaneous business expense benefits provided for in the Employment Agreement. Mr. Van Ness is also entitled to (i) receive a cash severance payment equal to $13,890 per month for 33 months after the end of the Transition Period, (ii) the opportunity to elect the timing of distribution of his account balance in the Company’s 401(k) plan, and (iii) reimbursement for continuing health care insurance coverage under COBRA for nine months.

The Transition Agreement further provided for immediate vesting of the 325,000 options that had not yet vested out of an option grant for 500,000 shares of Common Stock to Mr. Van Ness at $1.19 per share, immediate vesting of 750,000 of the 1,500,000 options granted to Mr. Van Ness at $2.00 per share and forfeiture of the remaining 750,000 options, and an expiration date of August 8, 2016, for all options held by Mr. Van Ness that remain outstanding.

Finally, the Transition Agreement included a mutual general release by Mr. Van Ness and the Company of all claims against the other and provides for the continued applicability of Mr. Van Ness’s restrictive covenants as set forth in the Employment Agreement.

RELATED PERSON TRANSACTIONS

On July 27, 2012, the Company entered into a Settlement Agreement and Mutual Release (the “Settlement Agreement”) with William Carmichael and Mojdeh Javadi (the “Plaintiffs”). Ms. Javadi is the spouse of Dr. Pourhassan, who became a director and interim President and Chief Executive Officer of the Company in September 2012. Pursuant to the Settlement Agreement, the Company issued 200,000 shares of the Common Stock to each of the Plaintiffs. In addition, the Company issued warrants to purchase up to 375,000 shares of Common Stock to each of the Plaintiffs. The warrants were fully vested and exercisable upon issuance at a purchase price of $0.25 per share, and have since been exercised in full. The Company issued the shares and the warrants to the Plaintiffs in exchange for their full and complete release of any and all claims against the Company as of July 27, 2012. Pursuant to and in accordance with the Settlement Agreement, on July 30, 2012, the Plaintiffs dismissed with prejudice and without any award of costs, disbursements or attorney’s fees, their amended complaint against the Company.

In May and July 2007, the Company issued to George Dembow, a director of the Company, $150,000 in interest-bearing promissory notes. The notes bore interest at 14% per annum and were unsecured. The Company paid $55,000, plus accrued interest, on the notes during fiscal 2012. The unpaid balance of the notes at May 31, 2012, $55,000, plus accrued interest, was repaid in full in October 2012.

Ronald J. Tropp, a director of the Company, provided legal services to the Company in prior years. During fiscal 2012, the Company paid Mr. Tropp $19,493 for fees relating to his legal services. As of May 31, 2012, the balance owed to Mr. Tropp was $19,493, which the Company paid in full in October 2012.

From June 1, 2011 until October 31, 2012, the Company rented on a month-to-month basis approximately 1,600 square feet of a building owned by Kenneth J. Van Ness, our former President, Chief Executive Officer, and Chairman of the Board and a current director of the Company, for our former principal executive offices. Rent of $1,650 per month accrued beginning in September 1, 2011, was paid in full in September 2012.

On October 16, 2012, Jordan Naydenov, a director of the Company, purchased from the Company its convertible promissory note in the principal amount of $1,000,000 bearing interest at the rate of 5% per year, convertible into shares of Common Stock at a conversion price of $.75 per share at any time during the three-year term of the note, together with warrants to purchase 1,333,333 shares of Common Stock at an exercise price of $2.00 per share and a two-year term.

The Company has entered into two separate agreements with SDG, LLC (“SDG”), for consulting services related to U.S. Food and Drug Administration (“FDA”) requirements applicable to the Company. Allan M. Green, a nominee for election as a director of the Company at the Annual Meeting, is one of two Co-Managing Directors of SDG and has been primarily responsible for providing the services called for under the agreements between the Company and SDG. The first agreement, dated August 19, 2011, relates to ongoing scientific, clinical, and regulatory support for the filing of an Investigational New Drug Application with the FDA on the Company’s humanized monoclonal anti-CD-11a antibody product (“Cytolin”)

and calls for payments totaling $247,400, of which $70,000 has been paid as of the date of this proxy statement. The second agreement, dated August 9, 2012, relates to the Company’s PRO140 product. Payments totaling $50,421, including out-of-pocket expenses, have been paid to SDG in full satisfaction of the agreement.

OTHER MATTERS

Management is not aware of any matters to be brought before the Annual Meeting other than the election of directors, ratification of the selection of independent auditors, and approval of the CytoDyn Inc. 2012 Equity Incentive Plan. However, if any other business properly comes before the Annual Meeting, the persons named in the accompanying form of proxy will vote or refrain from voting on the matter pursuant to the discretionary authority given in the proxy.

SHAREHOLDER COMMUNICATIONS WITH THE BOARD

Communications by shareholders to the Board should be submitted in writing to Board of Directors, c/o CytoDyn Inc., 5 Centerpointe Drive, Suite 400, Lake Oswego, Oregon 97035. Communications to individual directors or committees should be sent to the attention of the intended recipient. Communications will be forwarded to the chair of the Audit Committee, who will be primarily responsible for monitoring communications to the Board (or its members or committees) and for forwarding communications as he or she deems appropriate. Communications will not be forwarded if they do not appear to be within the scope of the Board’s (or such other intended recipient’s) responsibilities or are otherwise inappropriate or frivolous.

SHAREHOLDER PROPOSALS FOR ANNUAL MEETING IN 2013

In order to be eligible for inclusion in the proxy materials of the Company for the 2013 Annual Meeting of Shareholders, any shareholder proposal to take action at such meeting must be received by July 19, 2013. Any such proposal should comply with the SEC’s rules governing shareholder proposals submitted for inclusion in proxy materials. Proposals should be addressed to Secretary, CytoDyn Inc., 5 Centerpointe Drive, Suite 400, Lake Oswego, Oregon 97035. In addition, if the Company receives notice of a shareholder proposal after October 7, 2013, the persons named as proxies in such proxy statement and form of proxy will have discretionary authority to vote on such shareholder proposal.

November 16, 2012	CYTODYN INC.

APPENDIX A

CYTODYN INC.

2012 EQUITY INCENTIVE PLAN

ARTICLE 1

ESTABLISHMENT AND PURPOSE

1.1 Establishment. CytoDyn Inc., a Colorado corporation (the “Corporation”), hereby establishes the CytoDyn Inc. 2012 Equity Incentive Plan (the “Plan”), effective as of December 12, 2012 (the “Effective Date”).

1.2 Purpose. The purpose of the Plan is to promote and advance the interests of the Corporation and its shareholders by enabling the Corporation to attract, retain, and reward employees, directors, and outside consultants of the Corporation and its subsidiaries. It is also intended to strengthen the mutuality of interests between such employees, directors, and consultants and the Corporation’s shareholders. The Plan is designed to serve these purposes by offering stock options and other equity-based incentive awards, thereby providing a proprietary interest in pursuing the long-term growth, profitability, and financial success of the Corporation.

ARTICLE 2

DEFINITIONS

2.1 Defined Terms. For purposes of the Plan, the following terms have the meanings set forth below:

“Affiliate” means any parent corporation or subsidiary corporation of the Corporation, whether now or hereafter existing, as those terms are defined in Sections 424(e) and (f), respectively, of the Code.

“Award” means an award or grant made to a Participant of Options, Stock Appreciation Rights, Restricted Awards, or Other Stock-Based Awards pursuant to the Plan.

“Award Agreement” means an agreement as described in Section 5.4.

“Board” means the Board of Directors of the Corporation.

“Change in Control” means:

(i) Any one person or entity, or more than one person or entity acting as a group (as defined in Treasury Regulation Section 1.409A-3), acquires ownership of stock of the Corporation that, together with stock previously held by the acquiror, constitutes more than fifty (50%) percent of the total fair market value or total voting power of the Corporation’s stock. If any one person or entity, or more than one person or entity acting as a group, is considered to own more than fifty (50%) percent of the total fair market value or total voting power of the Corporation’s stock, the acquisition of additional stock by the same person or entity or persons or entities acting as a group does not cause a Change in Control. An increase in the percentage of stock owned by any one person or entity, or persons or entities acting as a group, as a result of a transaction in which the Corporation acquires its stock in exchange for property, is treated as an acquisition of stock; or

(ii) A majority of the members of the Corporation’s board of directors is replaced during any twelve (12) month period by directors whose appointment or election is not endorsed by a majority of the members of the board of directors prior to the date of appointment or election; or

(iii) Any one person or entity, or more than one person or entity acting as a group, acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by that person or entity or persons or entities acting as a group) assets from the Corporation that have a total gross fair market value equal to at least forty (40%) percent of the total gross fair market value of all the Corporation’s assets immediately prior to the acquisition or acquisitions. Gross fair market value means the value of the Corporation’s assets, or the value of the assets being disposed of, without regard to any liabilities associated with these assets.

In determining whether a Change in Control occurs, the attribution rules of Code Section 318 apply to determine stock ownership. The stock underlying a vested option is treated as owned by the individual who holds the vested option, and the stock underlying an unvested option is not treated as owned by the individual who holds the unvested option.

“Change in Control Date” means the date a Change in Control actually occurs.

“Code” means the Internal Revenue Code of 1986, as amended and in effect from time to time, or any successor statute, together with rules, regulations, and interpretations promulgated thereunder.

“Committee” means the committee appointed by the Board, if any, to administer the Plan as provided in Article 3 of the Plan. If no separate committee has been appointed to administer the Plan, the term “Committee” will refer to the full Board as administrator of the Plan.

“Common Stock” means the common stock of the Corporation.

“Consultant” means any consultant or adviser to the Corporation or an Affiliate selected by the Committee, who is not an employee of the Corporation or an Affiliate.

“Continuing Restriction” means a Restriction contained in Sections 5.5(d), 5.5(g), 13.4, 13.5, 13.7 and 13.8 of the Plan and any other Restrictions expressly designated by the Committee in an Award Agreement as a Continuing Restriction.

“Continuous Service” means that the Participant’s service with the Corporation, or an Affiliate whether as an Employee, Non-Employee Director or Consultant, is not interrupted or terminated. The Committee may in its sole discretion determine whether Continuous Service shall be considered interrupted in the case of (i) any leave of absence approved by the Corporation, including sick leave, maternity leave, military leave or any other personal leave, or (ii) a change in the capacity in which the Participant renders services to the Corporation or an Affiliate.

“Corporation” means CytoDyn Inc., a Colorado corporation, or any successor corporation.

“Disability” means the condition of being “disabled” within the meaning of Section 22(e)(3) of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended and in effect from time to time, or any successor statute, together with rules and interpretations promulgated thereunder.

“Fair Market Value” means, on any given day, the fair market value per share of the Common Stock determined as follows:

If the Common Stock is traded on an established securities exchange, including without limitation The Nasdaq Stock Market or any successor market thereto, the closing sale price of Common Stock as reported for such day by the principal exchange on which the Common Stock is traded (as determined by the Committee) or, if Common Stock was not traded on such day, on the next preceding day on which the Common Stock was traded;

If trading activity in the Common Stock is reported on an established over-the-counter market, including without limitation the OTC Markets or any successor market thereto, the closing sale price of Common Stock as reported for such day by the principal market on which the Common Stock is traded (as determined by the Committee) or, if Common Stock was not traded on such day, on the next preceding day on which the Common Stock was traded;

If there is no market for the Common Stock or if trading activities for the Common Stock are not reported in one of the manners described above, the Fair Market Value will be as determined by the Committee, including valuation by an independent appraisal that satisfies the requirements of Code Section 401(a)(28)(C) as of a date that is no more than twelve (12) months before the date of the transaction for which the appraisal is used (e.g., the date of grant of an Award) or such other reasonable valuation method acceptable under Treasury Regulation Section 1.409A-1(b)(5)(iv).

“Incentive Stock Option” or “ISO” means any Option intended to be an “incentive stock option” within the meaning of Section 422 of the Code.

“Non-Employee Director” means a member of the Board who is not an employee of the Corporation or any Affiliate.

“Nonqualified Option” or “NQO” means any Option granted pursuant to the Plan that is not an Incentive Stock Option.

“Option” means an ISO or an NQO.

“Other Stock-Based Award” means an Award as defined in Section 9.1.

“Participant” means an employee of the Corporation or an Affiliate, a Consultant or a Non-Employee Board Director who is granted an Award under the Plan.

“Plan” means this CytoDyn Inc. 2012 Equity Incentive Plan, as set forth herein and as it may be amended from time to time.

“Reporting Person” means a Participant who is subject to the reporting requirements of Section 16(a) of the Exchange Act.

“Restricted Award” means a Restricted Share or a Restricted Unit granted pursuant to Article 8 of the Plan.

“Restricted Share” means an Award described in Section 8.1(a) of the Plan.

“Restricted Unit” means an Award of units representing Shares described in Section 8.1(b) of the Plan.

“Restriction” means a provision in the Plan or in an Award Agreement which limits the exercisability or transferability, or which governs the forfeiture or required sale, of an Award or Shares, cash, or other property payable pursuant to an Award.

“Share” means a share of Common Stock.

“Stock Appreciation Right” or “SAR” means an Award to benefit from the appreciation of Common Stock granted pursuant to the provisions of Article 7 of the Plan.

“Vest,” “Vesting,” or “Vested” means:

(a) In the case of an Award that requires exercise, to be or to become immediately and fully exercisable and free of all Restrictions (other than Continuing Restrictions);

(b) In the case of an Award that is subject to forfeiture, to be or to become nonforfeitable, freely transferable, and free of all Restrictions (other than Continuing Restrictions);

(c) In the case of an Award that is required to be earned by attaining specified performance goals, to be or to become earned and nonforfeitable, freely transferable, and free of all Restrictions (other than Continuing Restrictions); or

(d) In the case of any other Award as to which payment is not dependent solely upon the exercise of a right, election, or option, to be or to become immediately payable and free of all Restrictions (except Continuing Restrictions).

2.2 Gender and Number. Except where otherwise indicated by the context, any masculine or feminine terminology used in the Plan also includes the opposite gender; and the definition of any term in Section 2.1 in the singular also includes the plural, and vice versa.

ARTICLE 3

ADMINISTRATION

3.1 Administration by Board. The Board shall administer the Plan unless and until the Board delegates administration to a Committee, as provided in Section 3.2. The body administering the plan from time to time is referred to herein as the “Committee.”

3.2 Delegation to Committee. The Board may delegate administration of the Plan to a Committee or Committees of one (1) or more members of the Board, and the term “Committee” shall apply to any person or persons to whom such authority has been delegated. If administration is delegated to a Committee, the Committee shall have, in connection with the administration of the Plan, the powers theretofore possessed by the Board, including the power to further delegate administrative powers, subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. The Board may abolish the Committee at any time and re-vest in the Board the administration of the Plan.

3.3 Authority of the Committee. The Committee has full power and authority (subject to such orders or resolutions as may be issued or adopted from time to time by the Board in the event of delegation to a board committee) to administer the Plan in its sole discretion, including the authority to:

(a) Construe and interpret the Plan and any Award Agreement;

(b) Promulgate, amend, and rescind rules and procedures relating to the implementation of the Plan;

(c) Select the employees, Non-Employee Directors, and Consultants who will be granted Awards;

(d) Determine the number and types of Awards to be granted to each Participant;

(e) Determine the number of Shares, or Share equivalents, to be subject to each Award;

(f) Determine the Fair Market Value of Shares if no public market exists for such Shares;

(g) Determine the option price, purchase price, base price, or similar feature for any Award

(h) Accelerate Vesting of Awards and waive any Restrictions; and

(i) Determine all the terms and conditions of all Award Agreements, consistent with the requirements of the Plan.

Decisions of the Committee, or any delegate as permitted by the Plan, will be final, conclusive, and binding on all Participants.

3.4 Action by the Committee. A majority of the members of the Committee will constitute a quorum for the transaction of business. Action approved by a majority of the members present at any meeting at which a quorum is present, or action in writing by all of the members of the Committee, will be the valid acts of the Committee.

3.5 Further Delegation. Notwithstanding the foregoing, the Committee may delegate to one or more officers of the Corporation the authority to determine the recipients, types, amounts, and terms of Awards granted to Participants who are not Reporting Persons.

ARTICLE 4

DURATION; SHARES SUBJECT TO THE PLAN; ELIGIBILITY

4.1 Duration of the Plan. The Plan is effective as of the Effective Date. The Plan will terminate ten years after the Effective Date or, if earlier, when Awards have been granted covering all available Shares or the Plan is otherwise terminated by the Board. Termination of the Plan will not affect outstanding Awards.

4.2 Prior Plans. The Plan is separate from the CytoDyn Inc. 2004 Stock Incentive Plan (the “Prior Plan”). The adoption of the Plan neither affects nor is affected by the continued existence of the Prior Plan except that no further Awards will be granted under the Prior Plan after the Effective Date.

4.3 Shares Subject to the Plan. The Shares which may be made subject to Awards under the Plan are Shares of Common Stock, which may be either authorized and unissued Shares or reacquired Shares. Subject to adjustment pursuant to Article 11, the maximum number of Shares for which Awards may be granted under the Plan is 3,000,000, and the maximum aggregate number of Shares that may be issued under the Plan through Incentive Stock Options is 2,500,000. If an Award under the Plan is canceled or expires for any reason prior to having been fully Vested or exercised by a Participant, is settled in cash in lieu of Shares or is exchanged for other Awards, or is otherwise forfeited or terminated, all Shares covered by such Awards will be added back into the number of Shares available for future Awards under the Plan. In addition, if the exercise price of any Option granted under the Plan is satisfied by tendering Shares to the Corporation, only the number of Shares issued net of Shares tendered to the Corporation shall be deemed delivered for purposes of determining the maximum number of Shares available under the Plan.

4.4 Reservation of Shares. The Corporation, during the term of the Plan and outstanding Awards, will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan.

4.5 Eligibility. Employees of the Corporation and any subsidiary (including employees who may also be directors of the Corporation or a subsidiary), Consultants, and Non-Employee Directors are eligible to receive Awards under the Plan.

ARTICLE 5

AWARDS

5.1 Types of Awards. The types of Awards that may be granted under the Plan are:

(a) Options governed by Article 6 of the Plan;

(b) Stock Appreciation Rights governed by Article 7 of the Plan;

(c) Restricted Awards governed by Article 8 of the Plan; and

(d) Other Stock-Based Awards or combination awards governed by Article 9 of the Plan.

In the discretion of the Committee, any Award may be granted alone, in addition to, or in tandem with other Awards under the Plan.

5.2 General. Subject to the limitations of the Plan, the Committee may cause the Corporation to grant Awards to such Participants, at such times, of such types, in such amounts, for such periods, with such option prices, purchase prices, or base prices, and subject to such terms, conditions, limitations, and restrictions as the Committee, in its discretion, deems appropriate. Awards may be granted as additional compensation to a Participant or in lieu of other compensation to such Participant. A Participant may receive more than one Award and more than one type of Award under the Plan.

5.3 Nonuniform Determinations. The Committee’s determinations under the Plan or under one or more Award Agreements, including, without limitation, (a) the selection of Participants to receive Awards, (b) the type, form, amount, and timing of Awards, (c) the terms of specific Award Agreements, and (d) elections and determinations made by the Committee with respect to exercise or payments of Awards, need not be uniform and may be made by the Committee selectively among Participants and Awards, whether or not Participants are similarly situated.

5.4 Award Agreements. Each Award will be evidenced by a written agreement (an “Award Agreement”) between the Corporation and the Participant. Award Agreements may, subject to the provisions of the Plan, contain any provision approved by the Committee.

5.5 Provisions Governing All Awards. All Awards are subject to the following provisions:

(a) Alternative Awards. If any Awards are designated in their Award Agreements as alternative to each other, the exercise of all or part of one Award will automatically cause an immediate equal (or pro rata) corresponding termination of the other alternative Award or Awards.

(b) Rights as Shareholders. No Participant will have any rights of a shareholder with respect to Shares subject to an Award until such Shares are issued in the name of the Participant.

(c) Employment Rights. Neither the adoption of the Plan nor the granting of any Award confers on any person the right to continued employment with the Corporation or any Affiliate or the right to remain as a director of or a Consultant to the Corporation or any Affiliate, as the case may be, nor does it interfere in any way with the right of the Corporation or an Affiliate to terminate such person’s employment or to remove such person as a Consultant or as a director at any time for any reason, with or without cause.

(d) Restriction on Transfer. Unless otherwise expressly provided in an individual Award Agreement, each Award (other than Restricted Shares after they Vest) will not be transferable other than by will or the laws of descent and distribution and will be exercisable (if exercise is required), during the lifetime of the Participant, only by the Participant or, in the event the Participant becomes legally incompetent, by the Participant’s guardian or legal representative. Notwithstanding the foregoing, any Award may be surrendered to the Corporation pursuant to Section (h) in connection with the payment of the purchase or option price of another Award or the payment of the Participant’s federal, state, or local tax withholding obligation with respect to the exercise or payment of another Award.

(e) Termination of Employment. The terms and conditions under which an Award may be exercised, if at all, after a Participant’s termination of employment or service as a Non-Employee Board Director or Consultant will be determined by the Committee and specified in the applicable Award Agreement.

(f) Change in Control. In connection with a Change in Control, the Committee, in its sole discretion, may, unless otherwise provided in an Award Agreement:

(i) Provide that, upon the occurrence of a Change in Control Date, each outstanding Award will become immediately Vested to the full extent not previously Vested. Any such acceleration of Award Vesting must comply with applicable regulatory requirements and any Participant will be entitled to decline the accelerated Vesting of all or any portion of his or her Award, if he or she determines that such acceleration may result in adverse tax consequences to him or her; and

(ii) In the event the Board approves a proposal that will result in a Change in Control or a Change in Control Date occurs (each, a “Transaction”), the Committee may, in its sole discretion, and to the extent possible under the structure of the Transaction, select one of the following alternatives for treating outstanding Awards under the Plan:

(A) The Committee may provide that outstanding Awards will be converted into or replaced by Awards of a similar type in the stock of the surviving or acquiring corporation in the Transaction. The amount and type of securities subject to and the exercise price (if applicable) of the replacement or converted Awards will be determined by the Committee based on the exchange ratio, if any, used in determining shares of the surviving corporation to be issued to holders of Shares of the Corporation. If there is no exchange ratio in the Transaction, the Committee will, in making its determination, take into account the relative values of the companies involved in the Transaction and such other factors as the Committee deems relevant. Such replacement or converted Awards will continue to Vest over the period (and at the same rate) as the Awards which the replacement or converted Awards replaced, unless determined otherwise by the Committee; or

(B) The Committee may provide a 10-day period prior to the consummation of the Transaction during which all outstanding Awards will tentatively become fully Vested, and upon consummation of such Transaction, all outstanding and unexercised Awards will immediately terminate. If the Committee elects to provide such 10-day period for the exercise of Awards, the Committee must provide written notice (a “Proposal Notice”) to all Participants at least 15 days prior to the commencement of such 10-day period and must so state its intention to terminate all unexercised Awards. Participants, by written notice to the Corporation, may exercise their Awards and, in so exercising the Awards, may condition such exercise upon, and provide that such exercise will become effective immediately prior to, the consummation of the Transaction, in which event Participants need not make payment for any Common Stock to be purchased upon exercise of an Award until five days after written notice by the Corporation to the Participants that the Transaction has been consummated. If the Transaction is consummated, each Award, to the extent not previously exercised prior to the consummation of the Transaction, will terminate and cease being exercisable as of the effective date of such Transaction. If the Transaction is abandoned, (1) all outstanding Awards not exercised will continue to be Vested and exercisable, to the extent such Awards were Vested and exercisable prior to the date of a Proposal Notice, and (2) to the extent that any Awards not exercised prior to such abandonment have become Vested and exercisable solely by operation of this Section 5.5(f)(ii)5.5(f)(i), such Vesting and exercisability will be deemed annulled, and the Vesting and exercisability provisions otherwise in effect will be reinstituted, as of the date of such abandonment; or

(C) The Committee may provide that outstanding Awards that are not fully Vested will become fully Vested subject to the Corporation’s right to pay each Participant a cash amount (determined by the Committee and based on the amount, if any, being received by the Corporation’s shareholders in the Transaction) in exchange for cancellation of the applicable Award.

Unless the Committee specifically provides otherwise in a Change in Control provision for a specific Award Agreement, Awards will become Vested as of a Change in Control Date only if, or to the extent, such acceleration in the Vesting of the Awards does not result in an “excess parachute payment” within the meaning of Section 280G(b) of the Code. The Committee, in its discretion, may include specific Change in Control provisions in some Award Agreements and not in others, may include different Change in Control provisions in different Award Agreements, and may include Change in Control provisions for some Awards or some Participants and not for others.

(g) Conditioning or Accelerated Benefits. The Committee, in its discretion, may include in any Award Agreement a provision conditioning or accelerating the Vesting of an Award or the receipt of benefits pursuant to an Award, either automatically or in the discretion of the Committee, upon the occurrence of specified events, including without limitation, a Change in Control of the Corporation (subject to the foregoing), a sale of all or substantially all of the property and assets of Corporation, or an event of the type described in Article 11 of this Plan.

(h) Payment of Purchase Price and Withholding. The Committee, in its discretion, may include in any Award Agreement a provision permitting the Participant to pay the purchase or option price, if any, for Shares or other property issuable pursuant to the Award, in whole or in part by any one or more of the following methods; provided, however, that the availability of any one or more methods of payment may be suspended from time to time if the Committee determines that the use of such payment method would result in adverse financial accounting treatment for the Corporation or a violation of laws or regulations applicable to the Corporation:

(i) By delivering cash or a check;

(ii) By delivering previously owned Shares (including Restricted Shares, whether or not Vested);

(iii) By reducing the number of Shares or other property otherwise Vested and issuable pursuant to the Award;

(iv) Unless specifically prohibited by any applicable statute or rule, including, without limitation, the provisions of the Sarbanes-Oxley Act of 2002, by delivering to the Corporation a promissory note on such terms and over such period as the Committee may determine;

(v) In the event Shares are publicly traded, by delivery (in a form approved by the Committee) of an irrevocable direction to a securities broker acceptable to the Committee (subject to the provisions of the Sarbanes-Oxley Act of 2002 and any other applicable statute or rule); or

(vi) In any combination of the foregoing or in any other form approved by the Committee.

If Restricted Shares are surrendered in full or partial payment of the purchase or option price of Shares issuable under an Award, a corresponding number of the Shares issued upon exercise of the Award will be Restricted Shares subject to the same Restrictions as the surrendered Restricted Shares. Shares withheld or surrendered as described above will be valued based on their Fair Market Value on the date of the transaction. Any Shares withheld or surrendered with respect to a Reporting Person will be subject to such additional conditions and limitations as the Committee may impose to comply with the requirements of the Exchange Act.

(i) Service Periods. At the time of granting an Award, the Committee may specify, by resolution or in the Award Agreement, the period or periods of service performed or to be performed by the Participant in connection with the grant of the Award.

ARTICLE 6

OPTIONS

6.1 Types of Options. Options granted under the Plan may be in the form of Incentive Stock Options or Nonqualified Options. The grant of each Option and the Award Agreement governing each Option will identify the Option as an ISO or an NQO. In the event the Code is amended to provide for tax-favored forms of stock options other than or in addition to Incentive Stock Options, the Committee may grant Options under the Plan meeting the requirements of such forms of options. ISOs may not be awarded unless the Plan is approved by shareholders within 12 months of adoption of the Plan.

6.2 General. All Options will be subject to the terms and conditions set forth in Article 5 and this Article 6 and Award Agreements governing Options may contain such additional terms and conditions, not inconsistent with the express provisions of the Plan, as the Committee deems desirable.

6.3 Option Price. Each Award Agreement for Options will state the option exercise price per Share of Common Stock purchasable under the Option, which may not be less than 100 percent of the Fair Market Value of a Share on the date of grant for all Options.

6.4 Option Term. The Award Agreement for each Option will specify the term of each Option, which may be unlimited or may have a specified period during which the Option may be exercised, as determined by the Committee, provided, however, that no ISO may be exercisable after the expiration of 10 years from the date such ISO is granted.

6.5 Time of Exercise. The Award Agreement for each Option will specify, as determined by the Committee:

(a) The time or times when the Option becomes exercisable and whether the Option becomes exercisable in full or in graduated amounts based on: (i) continuation of employment over a period specified in the Award Agreement, (ii) satisfaction of performance goals or criteria specified in the Award Agreement, or (iii) a combination of continuation of employment and satisfaction of performance goals or criteria; and

(b) Such other terms, conditions, and restrictions as to when the Option may be exercised as determined by the Committee.

(c) The extent, if any, to which the Option will remain exercisable after the Participant ceases to be an employee, Consultant, or director of Corporation or an Affiliate.

An Award Agreement for an Option may, in the discretion of the Committee, provide whether, and to what extent, the time when an Option becomes exercisable may be accelerated or otherwise modified (i) in the event of the death, Disability, or retirement of the Participant or (ii) upon the occurrence of a Change in Control. The Committee may, at any time in its discretion, accelerate the time when all or any portion of an outstanding Option becomes exercisable.

6.6 Special Rules for Incentive Stock Options. In the case of an Option designated as an Incentive Stock Option, the terms of the Option and the Award Agreement will conform with the statutory and regulatory requirements specified pursuant to Section 422 of the Code, as in effect on the date such ISO is granted. ISOs may be granted only to employees of the Corporation or an Affiliate. ISOs may not be granted under the Plan after ten years following the date specified in Section 1.1, unless the ten-year limitation of Section 422(b)(2) of the Code is removed or extended.

6.7 Restricted Shares. In the discretion of the Committee, the Shares issuable upon exercise of an Option may be Restricted Shares if so provided in the Award Agreement for the Option.

6.8 Limitation on Number of Shares Subject to Options. In no event may Options for more than 1,000,000 Shares be granted to any individual under the Plan during any calendar year. To the extent required by Section 162(m) of the Code, if any Option is canceled, the canceled Option shall continue to be counted against the maximum number of Shares for which Options may be granted to an individual under the Plan.

ARTICLE 7

STOCK APPRECIATION RIGHTS

7.1 General. Stock Appreciation Rights are subject to the terms and conditions set forth in Article 5 and this Article 7 and Award Agreements governing Stock Appreciation Rights may contain such additional terms and conditions, not inconsistent with the express terms of the Plan, as the Committee deems desirable.

7.2 Nature of Stock Appreciation Right. A Stock Appreciation Right is an Award entitling a Participant to receive an amount equal to the excess (or, if the Committee determines at the time of grant, a portion of the excess) of the Fair Market Value of a Share of Common Stock on the date of exercise of the SAR over the base price, as described below, on the date of grant of the SAR, multiplied by the number of Shares with respect to which the SAR is being exercised. The base price will be designated by the Committee in the Award Agreement for the SAR and may be the Fair Market Value of a Share on the grant date of the SAR or such other higher price as the Committee determines. The base price may not be less than the Fair Market Value of a Share on the grant date of the SAR.

7.3 Exercise. A Stock Appreciation Right may be exercised by a Participant in accordance with procedures established by the Committee. The Committee may also provide that a SAR will be automatically exercised on one or more specified dates or upon the satisfaction of one or more specified conditions.

7.4 Form of Payment. Payment upon exercise of a Stock Appreciation Right may be made in cash, in Shares, in other property, or in any combination of the foregoing, or in any other form as the Committee may determine.

7.5 Limitation on Number of Stock Appreciation Rights. The maximum number of Shares with respect to which Stock Appreciation Rights may be granted to any individual under the Plan during any calendar year is 1,000,000. To the extent required by Section 162(m) of the Code, if any SAR is canceled, the canceled SAR shall continue to be counted against the maximum number of Shares for which SARs may be granted to an individual under the Plan.

ARTICLE 8

RESTRICTED AWARDS

8.1 Types of Restricted Awards. Restricted Awards granted under the Plan may be in the form of either Restricted Shares or Restricted Units.

(a) Restricted Shares. A Restricted Share is an Award of Shares to a Participant subject to such terms and conditions as the Committee deems appropriate, including, without limitation, a requirement that the Participant forfeit such Restricted Shares back to the Corporation upon termination of Participant’s employment (or service as a Non-Employee Board Director or Consultant) for specified reasons within a specified period of time or upon other conditions, including failure to achieve performance goals, as set forth in the Award Agreement for such Restricted Shares. Each Participant receiving a Restricted Share will be issued a stock certificate in respect of such Shares, registered in the name of such Participant, and will execute a stock power in blank with respect to the Shares evidenced by such certificate. The certificate evidencing such Restricted Shares and the stock power will be held in custody by the Corporation until the Restrictions have lapsed.

(b) Restricted Units. A Restricted Unit is an Award of units (with each unit having a value equivalent to one Share) granted to a Participant subject to such terms and conditions as the Committee deems appropriate, and may include a requirement that the Participant forfeit such Restricted Units upon termination of Participant’s employment (or service as a Non-Employee Board Director or Consultant) for specified reasons within a specified period of time or upon other conditions, as set forth in the Award Agreement for such Restricted Units. The Committee will set the terms and conditions of the Award

Agreement so that the Restricted Unit Award will comply with or be exempt from Code Section 409A.

8.2 General. Restricted Awards are subject to the terms and conditions of Article 5 and this Article 8 and Award Agreements governing Restricted Awards may contain such additional terms and conditions, not inconsistent with the express provisions of the Plan, as the Committee deems desirable.

8.3 Restriction Period. Award Agreements for Restricted Awards will provide that Restricted Awards, and the Shares subject to Restricted Awards, may not be transferred, and may provide that, in order for a Participant to Vest in such Restricted Awards, the Participant must remain in the employment (or remain as a Non-Employee Board Director or Consultant) of the Corporation or its Affiliates, subject to relief for reasons specified in the Award Agreement, for a period commencing on the grant date of the Award and ending on such later date or dates as the Committee may designate at the time of the Award (the “Restriction Period”). During the Restriction Period, a Participant may not sell, assign, transfer, pledge, encumber, or otherwise dispose of Shares received under or governed by a Restricted Award grant. The Committee, in its sole discretion, may provide for the lapse of restrictions in installments during the Restriction Period. In addition, the Committee, in its discretion, may condition Vesting of Restricted Awards on continued employment (or service as a Non-Employee Board Director or Consultant) or attainment of performance goals, or both.

8.4 Forfeiture. If a Participant ceases to be an employee (or Consultant or Non-Employee Director) of the Corporation or an Affiliate during the Restriction Period for any reason other than reasons which may be specified in an Award Agreement, the Award Agreement may require that all non-Vested Restricted Awards previously granted to the Participant be forfeited and returned to the Corporation.

8.5 Settlement of Restricted Awards.

(a) Restricted Shares. Upon Vesting of a Restricted Share Award, the restrictive stock legend on certificates for such Shares covering applicable Restrictions will be removed, the Participant’s stock power will be returned, and the Shares will no longer be Restricted Shares.

(b) Restricted Units. Upon Vesting of a Restricted Unit Award, a Participant is entitled to receive payment for Restricted Units in an amount equal to the aggregate Fair Market Value of the Shares covered by such Restricted Units at the expiration of the Applicable Restriction Period. Payment in settlement of a Restricted Unit will be made as soon as practicable following the conclusion of the applicable Restriction Period in cash, in installments, in Restricted Shares or unrestricted Shares equal to the number of Restricted Units or in any other manner or combination as the Committee, in its sole discretion, determines.

8.6 Rights as a Shareholder. A Participant has, with respect to unforfeited Shares received under a grant of Restricted Shares, all the rights of a shareholder of the Corporation, including the right to vote the shares and the right to receive any cash dividends. Stock dividends issued with respect to Restricted Shares will be treated as additional Shares covered by the grant of Restricted Shares and will be subject to the same Restrictions. A Participant will have no rights as a shareholder with respect to a Restricted Unit Award until Shares are issued to the Participant in settlement of the Award.

8.7 Limitation in Number of Restricted Awards. The aggregate number of Shares subject to Restricted Share Awards and Restricted Unit Awards that may be granted under the Plan may not exceed 2,500,000 Shares.

ARTICLE 9

OTHER STOCK-BASED AND COMBINATION AWARDS

9.1 Other Stock-Based Awards. The Committee may grant other Awards under the Plan pursuant to which Shares are or may in the future be acquired, or Awards denominated in or measured by Share equivalent units, including Awards valued using measures other than the market value of Shares. Other Stock-Based Awards are not restricted to any specific form or structure and may include, without limitation, Share purchase warrants, other rights to acquire Shares, and securities convertible into or redeemable for Shares. Such Other Stock-Based Awards may be granted either alone, in addition to, or in tandem with, any other type of Award granted under the Plan.

9.2 Combination Awards. The Committee may also grant Awards under the Plan in tandem or combination with other Awards or in exchange of Awards, or in tandem or combination with, or as alternatives to, grants or rights under any other employee plan of the Corporation, including the plan of any acquired entity. No action authorized by this section will reduce the amount of any existing benefits or change the terms and conditions thereof without the Participant’s consent.

ARTICLE 10

DIVIDEND EQUIVALENTS

Any Awards may, at the discretion of the Committee, earn dividend equivalents. In respect of any such Award which is outstanding on a dividend record date for Common Stock, the Participant may be credited with an amount equal to the amount of cash or stock dividends that would have been paid on the Shares covered by such Award, had such covered Shares been issued and outstanding on such dividend record date. The Committee will establish such rules and procedures governing the crediting of dividend equivalents, including the timing, form of payment, and payment contingencies of such dividend equivalents, as it deems appropriate or necessary.

ARTICLE 11

ADJUSTMENTS UPON CHANGES IN CAPITALIZATION, ETC.

11.1 Plan Does Not Restrict the Corporation. The existence of the Plan and the Awards granted under the Plan will not affect or restrict in any way the right or power of the Board or the shareholders of the Corporation to make or authorize any adjustment, recapitalization, reorganization, or other change in the Corporation’s capital structure or its business, any merger or consolidation of the Corporation, any issue of bonds, debentures, preferred or prior preference stocks ahead of or affecting the Corporation’s capital stock or the rights thereof, the dissolution or liquidation of the Corporation or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding.

11.2 Mandatory Adjustment. In the event of any stock dividend, stock split, reverse stock split, recapitalization, reclassification, or other distribution of the Corporation’s securities without the receipt of consideration by the Corporation, of or on the Common Stock, the Committee shall make proportionate adjustments or substitution to the aggregate number and type of Shares for which Awards may be granted under the Plan, the maximum number and type of Shares which may be sold or awarded to any Participant, the number and type of Shares covered by each outstanding Award, and the base price or purchase price per Share in respect of outstanding Awards.

11.3 Adjustments by the Committee. In the event of any change in capitalization affecting the Common Stock of the Corporation not described in Section 11.2 above, such proportionate adjustments, if any, as the Committee, in its sole discretion, may deem appropriate to reflect such change, will be made with respect to the aggregate number of Shares for which Awards in respect thereof may be granted under the Plan, the maximum number of Shares which may be sold or awarded to any Participant, the number of Shares covered by each outstanding Award, and the base price or purchase price per Share in respect of outstanding Awards. The Committee may also make such adjustments in the number of Shares covered by, and price or other value of, any outstanding Awards in the event of a spin-off or other distribution (other than normal cash dividends), of the Corporation assets to shareholders.

ARTICLE 12

AMENDMENT AND TERMINATION

The Board may amend, suspend, or terminate the Plan or any portion of the Plan at any time, provided that no amendment may be made without shareholder approval if such approval is required by applicable law or the requirements of an applicable stock exchange or registered securities association.

ARTICLE 13

MISCELLANEOUS

13.1 Tax Withholding. The Corporation has the right to deduct from any settlement of any Award under the Plan, including the delivery or Vesting of Shares or Awards, any federal, state, or local taxes of any kind required by law to be withheld with respect to such payments or to take such other action as may be necessary in the opinion of the Corporation to satisfy all obligations for the payment of such taxes. The recipient of any payment or distribution under the Plan has the obligation to make arrangements satisfactory to the Corporation for the satisfaction of any such tax withholding obligations. The Corporation will not be required to make any such payment or distribution under the Plan until such obligations are satisfied.

13.2 Unfunded Plan. The Plan will be unfunded and the Corporation will not be required to segregate any assets that may at any time be represented by Awards under the Plan.

Any liability of the Corporation to any person with respect to any Award under the Plan will be based solely upon any contractual obligations that may be effected pursuant to the Plan. No such obligation of the Corporation will be deemed to be secured by any pledge of, or other encumbrance on, any property of the Corporation.

13.3 Fractional Shares. No fractional Shares of Common Stock will be issued or delivered under the Plan or any Option, Options granted under the Plan will not be exercisable with respect to fractional Shares. In lieu of such fractional Shares, the Corporation will pay an amount in cash equal to the same fraction using the current market value of a Share of Common Stock.

13.4 Annulment of Awards. Any Award Agreement may provide that the grant of an Award payable in cash is revocable until cash is paid in settlement thereof or that grant of an Award payable in Shares is revocable until the Participant becomes entitled to the certificate in settlement thereof. In the event Participant’s employment (or services as a Non-Employee Director or Consultant) terminates for cause (as defined below), any Award which is revocable will be annulled as of the date of such termination for cause. For the purpose of this Section 13.4, the term “for cause” has the meaning set forth in the Participant’s employment agreement, if any, or otherwise means any discharge (or removal) for material or flagrant violation of the policies and procedures of the Corporation or for other performance or conduct which is materially detrimental to the best interests of the Corporation, as determined by the Committee.

13.5 Engaging in Competition With the Corporation. Any Award Agreement may provide that, if a Participant terminates employment (or service as a Non-Employee Board Director or Consultant) with the Corporation or an Affiliate for any reason whatsoever, and within a period of time (as specified in the Award Agreement) after the date thereof accepts employment with any competitor of (or otherwise engages in competition with) the Corporation, the Committee, in its sole discretion, may require such Participant to return to the Corporation the economic value of any Award that is realized or obtained (measured at the date of exercise, Vesting, or payment) by such Participant at any time during the period beginning on the date that is one year prior to the date of such Participant’s termination of employment (or service as a Non-Employee Board Director or Consultant) with the Corporation.

13.6 Other Corporation Benefit and Compensation Programs. Payments and other benefits received by a Participant under an Award made pursuant to the Plan are not to be deemed a part of a Participant’s regular, recurring compensation for purposes of the termination indemnity or severance pay law of any state or country and will not be included in, or have any effect on, the determination of benefits under any other employee benefit plan or similar arrangement provided by the Corporation or an Affiliate unless expressly so provided by such other plan or arrangements, or except where the Committee expressly determines that an Award or portion of an Award should be included to accurately reflect competitive compensation practices or to recognize that an Award has been made in lieu of a portion of cash compensation. Awards under the Plan may be made in combination with or in tandem with, or as alternatives to, grants, awards, or payments under any other Corporation or Affiliate plans, arrangements, or programs. The Plan notwithstanding, the Corporation or any Affiliate may adopt such other compensation programs and additional compensation arrangements as it deems necessary to attract, retain, and reward employees and directors for their service with the Corporation and its Affiliates.

13.7 Securities Law Restrictions. No Shares may be issued under the Plan unless counsel for the Corporation is satisfied that such issuance will be in compliance with applicable federal and state securities laws. Certificates for Shares delivered under the Plan may be subject to such stop-transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange or registered securities association upon which the Common Stock is then listed or quoted, and any applicable federal or state securities laws. The Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

13.8 Continuing Restriction Agreement. Each Participant will, if requested by the Corporation and as a condition to issuance of Shares under the Plan upon an Award or exercise of an Award granted under the Plan that results in the issuance of Shares, become a party to and be bound by a stock restriction or other agreement with the Corporation containing restrictions on transfer of Shares, including a right of first refusal for the benefit of the Corporation, a market stand-off provision, and such other terms as the Corporation may reasonably require.

13.9 Governing Law. Except with respect to references to the Code or federal securities laws, the Plan and all actions taken thereunder will be governed by and construed in accordance with the laws of the state of Oregon, without regard to principles of conflict of laws.

PROXY

CYTODYN INC.

2012 ANNUAL MEETING OF SHAREHOLDERS

This proxy is solicited on behalf of the Board of Directors of CytoDyn Inc.

The undersigned hereby appoints Gregory A. Gould and Nader Z. Pourhassan as proxies and attorneys-in-fact, with full power of substitution, and hereby authorizes them, or either of them, to represent and to vote, as designated below, all the shares of the common stock of CytoDyn Inc. held of record by the undersigned on November 9, 2012, at the Annual Meeting of Shareholders to be held on December 12, 2012, at 5:00 p.m., or any adjournments or postponements thereof, with all powers which the undersigned would possess if present at the meeting.

This proxy, when properly executed, will be voted in the manner directed by the undersigned shareholder. If no direction is provided, the proxies named above will vote FOR each director nominee named in Proposal 1 and FOR Proposals 2 and 3.

Proposal 1: Election of Directors

The Board of Directors unanimously recommends a vote FOR each of the nominees named below.

Nominees:		☐ FOR all nominees	☐ WITHHOLD vote from all nominees	☐ EXCEPTIONS*
Anthony Caracciolo	Michael Nobel
Gregory Gould	Nader Pourhassan
Allan Green	Richard Trauger
Jordan Naydenov

*To withhold authority to vote for any individual nominee, mark the “Exceptions” box and write that nominee’s name in the space below:
Exceptions:_________________________________________________________________________________

    The Board of Directors unanimously recommends a vote FOR Proposals 2 and 3.

Proposal 2: Ratification of selection of independent
registered public accounting firm	☐ FOR	☐ AGAINST	☐ ABSTAIN

Proposal 3: Approval of CytoDyn Inc.
2012 Equity Incentive Plan	☐ FOR	☐ AGAINST	☐ ABSTAIN

  In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournments or postponements thereof.

  The undersigned acknowledges receipt of the 2012 Notice of Annual Meeting and accompanying Proxy Statement and 2012 Annual Report to Shareholders and revokes all prior proxies for said meeting. Please date and sign exactly as name(s) appear(s) hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Dated:                                                  , 2012

Signature Signature if held jointly

    Please mark, sign, date and return the proxy using the enclosed envelope.